Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Black Elk Energy Offshore Operations, LLC (Black Elk) and Black Elk Energy Finance Corp. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Black Elk’s oil and gas reserves as of December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

June 28, 2011

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